Exhibit 10.27
CALIFORNIA RESOURCES CORPORATION
2021 LONG TERM INCENTIVE PLAN
PERFORMANCE STOCK UNIT AWARD
TERMS AND CONDITIONS
Grantee:    <<Grantee Name>>
Date of Grant:    <<Date>>
Target Performance Stock Units:    <<Units Granted>> (Deemed the “Full Grant”),
<<Units Granted>> (Deemed the “Partial Grant”)
Vesting Dates:    Full Grant: Third annual anniversary of the Date of Grant
Partial Grant: Second annual anniversary of the Date of Grant
Performance Period:    Full Grant: January 1, 2023 – December 31, 2025
Partial Grant: January 1, 2023 – December 31, 2024
The following Terms and Conditions (these “Terms and Conditions”) are set forth as of the Date of Grant between CALIFORNIA RESOURCES CORPORATION, a Delaware corporation (“CRC” and, with its subsidiaries, the “Company”), and the eligible employee receiving this award (the “Grantee”).
1.Definitions. For purposes of these Terms and Conditions, the following terms shall have the meanings specified below:
(a)    “Cause” means “cause” (or a term of like import) as defined in the Grantee’s individual employment, consulting or severance agreement with the Company or an Affiliate in effect at the time of the Grantee’s termination of employment or, in the absence of such an agreement or definition, shall mean (i) the Grantee’s material breach of this Agreement or any other written agreement between the Grantee and the Company or an Affiliate, including the Grantee’s breach of any representation, warranty or covenant made under any such agreement; (ii) the Grantee’s material breach of any law applicable to the workplace or employment relationship, or the Grantee’s material breach of any policy or code of conduct established by the Company or an Affiliate and applicable to the Grantee; (iii) the Grantee’s gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement; (iv) the commission by the Grantee of, or conviction or indictment of the Grantee for, or plea of nolo contendere by the Grantee to, any crime involving moral turpitude or any felony (or state law equivalent); or (v) the Grantee’s willful failure or refusal, other than due to disability, to follow any lawful directive from the Company, as determined by the Company; provided, however, that if the Grantee’s actions or omissions as set forth in this clause (v) are of such a nature that the Company determines that they are curable by the Grantee, such actions or omissions must remain uncured 30 days after the Company first provided the Grantee written notice of the obligation to cure such actions or omissions.
(b)    “Common Stock” means CRC Common Stock, $0.01 par value per share.
(c)    “Good Reason” means “good reason” (or a term of like import) as defined in the Grantee’s individual employment, consulting or severance agreement with the Company or an

Affiliate in effect at the time of the Grantee’s termination of employment or, in the absence of such an agreement or definition, shall mean the occurrence of any of the following without the Grantee’s consent: (i) a material adverse change in the Grantee’s title, duties or responsibilities (including reporting responsibilities); (ii) a material reduction in the Grantee’s base salary; (iii) any relocation of the Grantee’s principal place of employment by more than 50 miles from the location of the Grantee’s principal place of employment as of the date upon which a Qualifying Change of Control occurs; or (iv) a material breach by the Company of any of its obligations under this Agreement. The Company and the Grantee agree that “Good Reason” shall not exist unless and until the Grantee provides the Company with written notice of the acts alleged to constitute Good Reason within 90 days of the Grantee’s knowledge of the occurrence of such event, and Company fails to cure such acts within 30 days of receipt of such notice. The Grantee must terminate employment within 60 days following the expiration of such cure period for the termination to be on account of Good Reason. Notwithstanding the foregoing or any other provision of these Terms and Conditions, if the Grantee does not have an individual employment, consulting or severance agreement with the Company or an Affiliate in effect at the time of the Grantee’s termination of employment, or if any such agreement does not include a definition of the term “good reason” (or a term of like import), then all of the terms and provisions in these Terms and Conditions that are conditioned upon a termination of employment for Good Reason shall be disregarded and of no force or effect; provided, however, that the provisions of Section 5(c) relating to a Qualifying Termination following a Qualifying Change in Control under certain circumstances shall be applied by including a termination of the Grantee’s employment by the Grantee for Good Reason within the meaning of a Qualifying Termination.
(d)    “Qualifying Change in Control” means a Change in Control, but excluding any event that would otherwise constitute a Change in Control and that relates solely to any acquisition of securities of the Company by a stockholder of the Company that owns 20% or more of either the Outstanding Stock or the Outstanding Company Voting Securities as of the Date of Grant (or by such a stockholder and/or one or more of its affiliates).
(e)    “Qualifying Termination” means a termination of the Grantee’s employment with the Company or an Affiliate (i) by the Company or an Affiliate without Cause, (ii) by the Grantee for Good Reason (if applicable), or (iii) due to disability within the meaning of Treasury regulation section 1.409A-3(i)(4).
2.Grant of Performance Stock Units. In accordance with these Terms and Conditions and the California Resources Corporation 2021 Long Term Incentive Plan, as the same may be amended from time to time (the “Plan”), CRC grants to the Grantee as of the Date of Grant, the number of Performance Stock Units (“PS Units”) set forth above, subject to adjustment under the Plan and Section 8 of these Terms and Conditions. Unless these Terms and Conditions specifically note otherwise, references to the “PS Units” or the “award” will refer to both the Full Grant and the Partial Grant. A PS Unit is a bookkeeping entry that represents the right to receive upon achievement of the Performance Goal, as set forth in Section 4, and the satisfaction of the other terms set forth herein one share of Common Stock at the time provided in Section 6. PS Units are not Common Stock and have no voting rights or, except as stated in Section 7, dividend equivalent rights.
3.Restrictions on Transfer. Neither these Terms and Conditions nor any right to receive Common Stock pursuant to these Terms and Conditions may be transferred or assigned by the Grantee other than (i) to a beneficiary designated on a form approved by CRC (if enforceable under local law), by will or, if the Grantee dies without designating a beneficiary of a valid will, by the laws of descent and distribution, or (ii) pursuant to any applicable domestic relations order (if approved or ratified by the Committee). Any purported transfer, encumbrance or other disposition of the Grantee’s rights under these Terms and Conditions that is in violation of this Section 3 shall be null and void.
4.Performance Goals. The “Performance Goals” with respect to the Performance Units are based on the achievement of the following two measures: (a) Absolute Total Shareholder Return, and (b) Relative Total Shareholder Return, each as determined pursuant to Appendix A attached hereto over the applicable Performance Period set forth above. The number of Performance Units, if any, determined to be earned pursuant to the applicable tables under Appendix A shall be referred to as the “Earned PS Units.”
5.Vesting and Forfeiture of Performance Stock Unit Award.
(a)If the Grantee fails to accept this award prior to <<Accept by Date>>, then, notwithstanding any other provision of this award, the Grantee shall forfeit this award and all rights under this award and this award will become null and void. For purposes of these Terms and Conditions, acceptance of the award shall occur on the date the Grantee accepts this Performance Stock Unit Award through Fidelity NetBenefits or any replacement on-line system designated by the Company.
(b)Except as otherwise set forth in Sections 5(c), (d), and (e), the Grantee must remain in the continuous employment of the Company or an Affiliate through the applicable Vesting Dates set forth above in order to become vested and receive payment under this award. Upon a termination of the Grantee’s employment with the Company or an Affiliate prior to the applicable Vesting Dates (but after giving effect to any accelerated vesting pursuant to Sections 5(c) and (d)), any unvested PS Units (and all rights arising from such PS Units and from being a holder thereof) will terminate automatically without any further action by the Company and will be forfeited without further notice and at no cost to the Company.
(c)If the Grantee’s employment with the Company or an Affiliate is terminated due to a Qualifying Termination or the Grantee’s death, whether or not in connection with a Qualifying Change in Control event, then a number of PS Units shall immediately vest and become nonforfeitable as of the date of such Qualifying Termination or death, which number of PS Units (the “Vested PS Units”) shall equal (rounded to the nearest PS Unit) (i) the total number of PS Units granted hereunder, multiplied by (ii) a fraction, the numerator of which is the number of days the Grantee was continuously employed by the Company or an Affiliate during the period beginning on the Date of Grant and ending on the date of such Qualifying Termination or death, and the denominator of which is the total number of days in the applicable performance period beginning on the Date of Grant. The calculation set forth in this Section 5(c) will be performed separately for the Full Grant and the Partial Grant, as applicable. The Vested PS Units shall remain outstanding during the remainder of the Performance Period and shall be eligible to become Earned PS Units in accordance with Section 4 (determined as if the Vested PS Units were the total number of PS Units granted hereunder for each of the Full Grant and the Partial Grant, as applicable, and as further adjusted for Section 8 in connection with a Qualifying Change in Control, if applicable). Any PS Units that remain unvested after giving effect to the first sentence of this paragraph (and all rights arising from such PS Units and from being a holder thereof) will terminate automatically on such date without any further action by the Company and will be forfeited without further notice and at no cost to the Company. In addition, at the end of the Performance Period, any PS Units then outstanding that have not become Earned PS Units will terminate automatically at such time without any further action by the Company and will be forfeited without further notice and at no cost to the Company.
(d)If the Grantee’s employment with the Company or an Affiliate is terminated due to the Grantee’s voluntary termination of employment without Good Reason (if applicable), then all of the PS Units will terminate automatically on the date of such termination of employment without any further action by the Company and will be forfeited without further notice and at no cost to the Company.
(e)Notwithstanding the preceding provisions of this Section 5 or anything to the contrary in this award, in the event of the Grantee’s termination of employment for Cause at any time prior to the settlement of the PS Units pursuant to Section 6, the Grantee will forfeit for no consideration all of the PS Units that have not yet been so settled as of the date of such termination of employment (including those that may have become vested pursuant to the preceding paragraphs or earned pursuant to Section 4) and all rights arising from such PS Units without any further action or notice by the Company. In addition, in the event that all or a portion of the PS Units have become vested pursuant to the preceding paragraphs or earned pursuant to Section 4 but, after such vesting or earning and prior to the settlement of such PS Units, the Committee acquires evidence or determines that a Cause condition existed at any time prior to the settlement of the PS Units (whether or not the Company or an Affiliate was aware of the condition), then the Grantee will forfeit for no consideration all of the PS Units that have not been so settled and all rights arising from such RS Units.
6.Payment of Awards. PS Units that become both Earned PS Units in accordance with Section 4 and vested in accordance with Section 5 shall be paid on the applicable Vesting Date (or within 45 days thereafter); provided, however, that if a Qualifying Change in Control occurs prior to the last day of the Performance Period and such Qualifying Change in Control also constitutes a change in control event within the meaning of Treasury regulation section 1.409A-3(i)(5), then unpaid and outstanding Earned PS Units as of the date upon which such Qualifying Change in Control occurs shall be paid on the date upon which such Qualifying Change in Control occurs (or within 45 days thereafter). Payment shall be made in the form of shares of Common Stock equal to the number of Earned PS Units with respect to which payment is being made on that date, plus cash for any fractional share units based on the Fair Market Value of a share of Common Stock as of the date immediately preceding the date of such payment.
7.Crediting and Payment of Dividend Equivalents. With respect to each PS Unit listed above that has not been paid pursuant to Section 6, the Grantee will be credited on the books and records of CRC with an amount (the “Dividend Equivalent”) equal to the amount per share of any cash dividends declared by the Board on the outstanding Common Stock as and when declared during the period beginning on the Date of Grant and ending, with respect to such PS Unit, on the applicable payment date set forth in Section 6. CRC will pay in cash to the Grantee an amount equal to the Dividend Equivalents credited to the Grantee on the same date that the PS Units to which they are attributable are settled and paid in accordance with Section 6. If the PS Units (or any portion thereof) are forfeited by the Grantee pursuant to these Terms and Conditions, then the Grantee shall also forfeit the Dividend Equivalents, if any, accrued and unpaid with respect to such forfeited PS Units. No interest will accrue on the Dividend Equivalents between the declaration and payment of the applicable dividends and the settlement of the Dividend Equivalents.
8.Adjustments. The number of PS Units covered by these Terms and Conditions and the Performance Goal may be adjusted as the Committee determines pursuant to the Plan in order to prevent dilution or expansion of the Grantee’s rights under these Terms and Conditions as a result of a Change in Control or other events such as stock dividends, stock splits, or other change in the capital structure of CRC, or any merger, consolidation, spin-off, liquidation or other corporate transaction or event having a similar effect. If any such adjustment occurs, the Company will give the Grantee written notice of the adjustment containing an explanation of the nature of the adjustment. In addition, the Committee may adjust the Performance Goal or other features of this award as permitted by the Plan.
9.Compensation Recoupment. The Grantee’s receipt of this award is expressly conditioned on the Grantee’s agreement to the terms and provisions of this Section, and the Grantee acknowledges that the Grantee would not have received this award in the absence of such agreement. By accepting this award, the Grantee acknowledges and agrees that:
(a)    the compensation (or any portion thereof) payable pursuant to this award and any other award granted to the Grantee under the Plan (whether granted before, on or after the Date of Grant) shall be subject to recovery, revocation, recoupment or “clawback” by the Company or any of its Affiliates pursuant to (i) the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”), (ii) any rules or regulations promulgated under the Act or by any stock exchange on which the Common Stock is listed (collectively, the “Rules”), or (iii) any compensation recoupment or clawback policies or procedures adopted by the Company or any of its Affiliates, in each case with respect to clauses (i), (ii) and (iii) above as such provisions, rules, regulations, policies and procedures may be adopted and amended from time to time (including with retroactive effect); and
(b)    any other compensation or benefit (or any portion thereof) payable to or on behalf of the Grantee from the Company or any of its Affiliates (whether payable before, on or after the Date of Grant, but excluding any compensation or benefit payable pursuant to an award granted under the Plan) shall be subject to recovery, revocation, recoupment or clawback by the Company or any of its Affiliates pursuant to the Act, the Rules or any compensation recoupment or clawback policies or procedures adopted by the Company or any of its Affiliates in accordance with the requirements of the Act and the Rules, in each case as the Act, the Rules and such policies and procedures may be adopted and amended from time to time (including with retroactive effect).
In addition, the Grantee hereby agrees (on behalf of the Grantee and any other individual, entity or other person claiming under or through the Grantee) that: (a) compensation payable pursuant to this award and any other compensation or benefit payable to or on behalf of the Grantee (whether under the Plan or otherwise) shall be subject to recovery, revocation, recoupment or clawback as provided in the preceding provisions of this Section; and (b) the Grantee (or any such individual, entity or other person) shall not seek indemnification or contribution from the Company or any of its Affiliates with respect to any amount so recovered, revoked, recouped or clawed back.
10.No Employment Contract. Nothing in these Terms and Conditions confers upon the Grantee any right with respect to continued employment by the Company, nor limits in any manner the right of the Company to terminate the employment or adjust the compensation of the Grantee. Unless otherwise agreed in a writing signed by the Grantee and an authorized representative of the Company, the Grantee’s employment with the Company is at will and may be terminated at any time by the Grantee or the Company.
11.Taxes and Withholding. Regardless of any action the Company takes with respect to any or all income tax (including U.S. federal, state and local tax and non-U.S. tax),

social insurance, payroll tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax-Related Items”), the Grantee acknowledges that the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company. The Grantee further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Performance Stock Unit Award, including the grant or vesting of the Performance Stock Unit Award and the receipt of Dividend Equivalents; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Performance Stock Unit Award to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Grantee has become subject to tax in more than one jurisdiction between the Date of Grant and the date of any relevant taxable event, the Grantee acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable event, the Grantee shall pay or make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items in such manner as may be determined by the Committee in its sole discretion. In this regard, the Grantee authorizes the Company to withhold all applicable Tax-Related Items legally payable by the Grantee from any of the following as determined by the Committee in its sole discretion: (i) any cash payable pursuant to this Performance Stock Unit Award (including Dividend Equivalents); (ii) any Common Stock payable pursuant to this Performance Stock Unit Award (including a reduction in the number of shares of Common Stock deliverable hereunder); and (iii) any wages or other cash compensation payable to the Grantee. The Grantee shall pay to the Company any amount of Tax-Related Items that the Company may be required to withhold as a result of the Grantee’s receipt of this Performance Stock Unit Award that cannot be satisfied by the means previously described.
12.Compliance with Law. The Company will make reasonable efforts to comply with all federal, state and non-U.S. laws applicable to awards of this type. However, if it is not feasible for the Company to comply with these laws with respect to the grant or settlement of these awards, then the awards may be cancelled without any compensation or additional benefits provided to the Grantee as a result of the cancellation.
13.Relation to Other Benefits. The benefits received by the Grantee under these Terms and Conditions will not be taken into account in determining any benefits to which the Grantee may be entitled under any profit sharing, retirement or other benefit or compensation plan maintained by the Company, including the amount of any life insurance coverage available to any beneficiary of the Grantee under any life insurance plan covering employees of the Company. Additionally, this Performance Stock Unit Award is not part of normal or expected compensation or salary for any purposes, including, but not limited to calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses or long-service awards. The grant of this Performance Stock Unit Award does not create any contractual or other right to receive future grants of Performance Stock Unit Awards or benefits in lieu of Performance Stock Unit Awards, even if the Grantee has a history of receiving Performance Stock Unit Awards or other cash or stock awards.
14.Amendments. The Plan may be modified, amended, suspended or terminated by the Board at any time, as provided in the Plan. Any amendment to the Plan will be deemed to be an amendment to these Terms and Conditions to the extent it is applicable to these Terms and Conditions; however, except to the extent necessary to comply with applicable law, no amendment will adversely affect the rights of the Grantee under these Terms and Conditions in any material respect without the Grantee’s consent.

15.Severability. If one or more of the provisions of these Terms and Conditions is invalidated for any reason by a court of competent jurisdiction, the invalidated provisions shall be deemed to be separable from the other provisions of these Terms and Conditions, and the remaining provisions of these Terms and Conditions will continue to be valid and fully enforceable.
16.Entire Agreement; Relation to Plan; Interpretation. Except as specifically provided in this Section, these Terms and Conditions and the Attachments incorporated in these Terms and Conditions constitute the entire agreement between the Company and the Grantee with respect to this Performance Stock Unit Award. These Terms and Conditions are subject to the terms and conditions of the Plan. In the event of any inconsistent provisions between these Terms and Conditions and the Plan, the provisions of the Plan control. Capitalized terms used in these Terms and Conditions without definitions have the meanings assigned to them in the Plan. References to Sections and Attachments are to Sections of, and Attachments incorporated in, these Terms and Conditions unless otherwise noted.
17.Successors and Assigns. Subject to Sections 3 and 5, the provisions of these Terms and Conditions shall be for the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.
18.Governing Law. The laws of the State of Delaware govern the interpretation, performance, and enforcement of these Terms and Conditions.
19.Notices. Any notices or other communications provided for in these Terms and Conditions shall be sufficient if in writing. In the case of the Grantee, such notices or communications shall be effectively delivered if hand delivered to the Grantee at the Grantee’s principal place of employment or if sent by certified mail, return receipt requested, to the Grantee at the last address the Grantee has filed with the Company. In the case of the Company, such notices or communications shall be effectively delivered if sent by certified mail, return receipt requested, to CRC at its principal executive offices.
20.Privacy Rights. By accepting this Performance Stock Unit Award, the Grantee explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s Data (as defined below) by and among, as applicable, the Company and its affiliates for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan. The Grantee understands that the Company holds, or may receive from any agent designated by the Company, certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of this Performance Stock Unit Award or any other entitlement to cash or shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan, including complying with applicable tax and securities laws (“Data”). Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan. These recipients may be located in the Grantee’s country of residence or elsewhere, and may have different data privacy laws and protections than the Grantee’s country of residence. By accepting these Terms and Conditions, the Grantee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes described above. The Grantee may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting the Committee in writing. Refusing or withdrawing consent may affect the Grantee’s ability to participate in the Plan.
21.Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to this Performance Stock Unit Award granted under the Plan or future awards that may be granted under the Plan (if any) by electronic means or to request the Grantee’s consent to participate in the Plan by electronic means. The Grantee hereby consents to receive such documents by electronic delivery and, if requested, to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.
22.Grantee’s Representations and Releases. By accepting this Performance Stock Unit Award, the Grantee acknowledges that the Grantee has read these Terms and Conditions and understands that (i) the grant of this Performance Stock Unit Award is made voluntarily by CRC in its discretion with no liability on the part of any of its direct or indirect subsidiaries and that, if the Grantee is not an employee of CRC, the Grantee is not, and will not be considered, an employee of CRC, but that the Grantee is a third party (i.e. an employee of a subsidiary) to whom this Performance Stock Unit Award is granted; (ii) all decisions with respect to future awards, if any, will be at the sole discretion of CRC; (iii) the Grantee’s participation in the Plan is voluntary; (iv) this Performance Stock Unit Award is an extraordinary item that does not constitute a regular and recurring item of base compensation; (v) the future amount of any payment pursuant to this Performance Stock Unit Award cannot be predicted and CRC does not assume liability in the event this Performance Stock Unit Award has no value; (vi) subject to the terms of any tax equalization agreement between the Grantee and the entity employing the Grantee, the Grantee will be solely responsible for the payment or nonpayment of taxes imposed or threatened to be imposed by any authority of any jurisdiction; and (vii) CRC is not providing any tax, legal or financial advice with respect to this Performance Stock Unit Award or the Grantee’s participation in the Plan.
In consideration of the grant of this Performance Stock Unit Award, no claim or entitlement to compensation or damages shall arise from termination of this Performance Stock Unit Award or diminution in value of this Performance Stock Unit Award resulting from termination of the Grantee’s employment by the Company (for any reason whatsoever) and, to the extent permitted by law, the Grantee irrevocably releases the Company from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Performance Stock Unit Award, the Grantee shall be deemed irrevocably to have waived his or her entitlement to pursue such claim.
23.Grantee’s Agreement to General Terms of Employment. By accepting this Performance Stock Unit Award, the Grantee agrees, to the extent not contrary to applicable law, to the General Terms of Employment set out on Attachment 1, which is incorporated in these Terms and Conditions by reference.
24.Imposition of Other Requirements. CRC reserves the right to impose other requirements on the Grantee’s participation in the Plan and on this Performance Stock Unit Award, to the extent CRC determines it is necessary or advisable in order to comply with local law or facilitate the administration of the Plan, and to require the Grantee to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
25.Compliance with Section 409A of the Code. These Terms and Conditions shall be interpreted and administered in such a way as to comply with the applicable provisions of Section 409A of the Code (“Section 409A”) to the maximum extent possible. In addition, (i) if the Grantee must be treated as a “specified employee” within the meaning of Section 409A, any payment made on account of the Grantee’s separation from service (as defined for purposes of Section 409A) (other than by reason of death) will be made at the later of (A) the time specified above in these Terms and Conditions or (B) the earlier of the date that is six (6) months and one (1) day following the date of the Grantee’s separation from service or the date of the Grantee’s death; and (ii) any payment on a Qualifying Change in Control event will be made only if the Qualifying Change in Control also qualifies as a change in control event within the meaning of Section 409A. To the extent that the Committee determines that the Plan or this award fails to comply with the requirements of Section 409A, the Committee reserves the right (without any obligation to do so) to amend or terminate the Plan and/or amend, restructure, terminate or replace this award in order to cause this award either to not be subject to Section 409A or to comply with the applicable provisions of such section. References in these Terms and Conditions to a termination of employment shall be deemed to mean a “separation from service,” within the meaning of Section 409A.

Attachment 1
GENERAL TERMS OF EMPLOYMENT
A.Except as otherwise required by law or legal process, the Grantee will not publish or divulge to any person, firm, corporation or institution and will not use to the detriment of CRC, or any of its subsidiaries or other affiliates, or any of their respective officers, directors, employees or stockholders (collectively, “CRC Parties”), at any time during or after the Grantee’s employment by any of them, any trade secrets or confidential information of any of them (whether generated by them or as a result of any of their business relationships), including such information as described in CRC’s ethics code and other corporate policies, without first obtaining the written permission of an officer of the Company.
B.At the time of terminating employment with the Company, the Grantee will deliver to the Company, and not keep or deliver to anyone else, any and all credit cards, drawings, blueprints, specifications, devices, notes, notebooks, memoranda, reports, studies, correspondence and other documents, and, in general, any and all materials relating to the CRC Parties (whether generated by them or as a result of their business relationships), including any copies (whether in paper or electronic form), that the Grantee has in the Grantee’s possession or control.
C.The Grantee will, during the Grantee’s employment by the Company, comply with the provisions of CRC’s ethics code and other policies.
D.Except as otherwise required by the Grantee’s job or permitted by law, the Grantee will not make statements about any CRC Parties (1) to the press, electronic media, to any part of the investment community, to the public, or to any person connected with, employed by or having a relationship with any of them without permission of a CRC officer or (2) that are derogatory, defamatory or negative. Nothing herein, however, shall prevent Grantee from making a good faith report or complaint to appropriate governmental authorities. To the fullest extent permitted by law, Grantee will not interfere with or disrupt any of the Company’s operations or otherwise take actions intended directly to harm any of the CRC Parties.
E.All inventions, developments, designs, improvements, discoveries and ideas that the Grantee makes or conceives in the course of employment by the Company, whether or not during regular working hours, relating to any design, article of manufacture, machine, apparatus, process, method, composition of matter, product or any improvement or component thereof, that are manufactured, sold, leased, used or under development by, or pertain to the present or possible future business of the Company shall be works-for-hire and become and remain the property of CRC, its successors and assigns.
The provisions of this Section do not apply to an invention that qualifies fully under the provisions of Section 2870 of the California Labor Code, which provides in substance that provisions in an employment agreement providing that an employee shall assign or offer to assign rights in an invention to his or her employer do not apply to an invention for which no equipment, supplies, facilities, or trade secret information of the employer was used and which was developed entirely on the employee’s own time, except for those inventions that either (a) relate, at the time of conception or reduction to practice of the invention, (1) to the business of the employer or (2) to the employer’s actual or demonstrably anticipated research or development, or (b) result from any work performed by the employee for the employer.
F.The Grantee has executed a Mutual Agreement to Arbitrate with the Company.

G.The foregoing General Terms of Employment are not intended to be an exclusive list of the employment terms and conditions that apply to the Grantee. The Company, in its sole discretion, may at any time amend or supplement the foregoing terms. The Grantee’s breach of the foregoing General Terms of Employment will entitle the Company to take appropriate disciplinary action, including, without limitation, reduction of the Performance Stock Unit Award granted pursuant to these Terms and Conditions and termination of employment.

Appendix A
ABSOLUTE AND RELATIVE TOTAL SHAREHOLDER RETURN PERFORMANCE OBJECTIVES
The Performance Goals for the Performance Units shall be a combination of Absolute TSR and Relative TSR, each defined as follows:
Total Shareholder Return (“TSR”) shall be calculated assuming reinvestment of all dividends, using the last reported sale price per unit on the appliable exchange for the trading day immediately preceding the first day of the Performance Period and the last reported sale price per unit on the applicable exchange for the last trading day of the Performance Period.
"XOP Index” shall mean the SPDR S&P Oil and Gas Exploration and Production Exchange-Traded Fund listed on the New York Stock Exchange Arca exchange with ticker symbol “XOP”.
"Absolute TSR” shall mean the Company’s TSR as calculated over the applicable Performance Period.
“Relative TSR” shall mean the Company’s TSR compared to the TSR of the XOP Index over the applicable Performance Period.

Determination of Performance Units Earned

The Committee will determine the Percentage of Performance Units to be deemed Earned PS Units for the applicable Performance Period in accordance with the tables below, as applicable to the Full Grant or the Partial Grant, as applicable. The Committee, in its sole discretion, will review, analyze and certify the achievement of all Performance Objectives applicable to the award.